EXHIBIT 10.3

June 29, 2001

      The undersigned vendor, Parker Mills & Patel LLP ("Vendor") acknowledges that it has performed certain services for and on behalf of Vertical Computer Systems, Inc. ("Company") for which invoices in the amount of the approximate amount of $ 97,000.00 have been issued by Vendor. Company agrees that it shall issue 2,621,622, shares of its common stock (the "Stock" herein) , with a market price per share of $0.037 as of June 27, 2001, to Vendor's member, William K. Mills; and Company shall cause to be filed immediately a Registration Statement on Form S-8 registering the Stock, to permit the sale of the Stock as a means of reducing Company's outstanding obligation to Vendor. Provided, however, the Stock shall be sold into the public market in an orderly and nondisruptive manner. In the event that the net proceeds, after deducting taxes and commissions, from Vendor's sale of Stock are less than the amount of $97,000.00, Company shall pay Vendor the difference between $97,000.00 and the net proceeds in cash within 10 days of presentation by Vendor to Company of documentation of the amount of net proceeds. Further, in the event that the total Stock sold by Vendor exceeds $150,000, then, the remaining Stock will be returned to the Company or, with the Company's approval, sold with additional amounts applied as a credit for the Company.


Parker Mills & Patel LLP

By:_____________________________
   William K. Mills, member


Vertical Computer Systems, Inc.

By:_____________________________
   Richard Wade, President